Exhibit 2
                             AMENDMENT TO AGREEMENT
                              OF SALE AND PURCHASE
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          AMENDMENT (hereinafter called this "Amendment") made as of this 12th
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day of June, 1995, by and between MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a
Massachusetts corporation having an office at 1295 State Street, Springfield, Massachusetts 01111 (hereinafter called "Seller"), and AMPAL REALTY
                                          ------
CORPORATION, a New York corporation having an office at 1177 Avenue of the Americas, New York, New York 10036 (hereinafter called "Purchaser").
                                                         ---------


                              W I T N E S S E T H:
                              -------------------

          WHEREAS:

          A. Seller and Purchaser have entered into that certain Agreement of Sale and Purchase dated as of April 12, 1995 (hereinafter called the "Contract"); and
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          B.   Seller and Purchaser desire to amend certain terms of the
Contract as hereinafter more specifically set forth;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller and Purchaser, Seller and Purchaser hereby agree as follows:

          1. All capitalized terms used herein and not otherwise defined herein shall have the same meaning ascribed to them in the Contract.

          2. (a) Seller hereby covenants and agrees with Purchaser that Seller shall, at Seller's election, either (i) on or before the Closing Date, perform to substantial completion the work described on Exhibit I annexed hereto (hereinafter called the "Additional Work"), or (ii) in lieu of performing any
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item of additional work, permit Purchaser to credit against the Purchase Price at Closing, the amount of credit set forth opposite such item of Additional Work on Exhibit I (hereinafter called the "Additional Work Credit"), as the same may
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be reduced as provided in paragraph  2(b) below.

          (b) In the event Seller shall commence any item of Additional Work and same shall not be substantially completed on the Closing Date, then Purchaser shall




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accept title to the Property "as is" with such item of Additional Work in its then state of completion, and the Additional Work Credit allocable to such item of Additional Work shall be reduced in an amount (hereinafter called a "Reduction Amount"), which shall be reasonably determined by Seller,
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attributable to the portion of such item of Additional Work which has been substantially completed as of the Closing Date.

          (c) Seller shall allow Purchaser an additional credit (not to exceed $20,000.00) in an amount equal to the unpaid portion of the consultants fee payable by Seller to Highland Associates, William Vittaco Associates, Ltd., and ECI Consultants, Inc. of $20,000.00 in the aggregrate, for making required filings and obtaining all necessary signoffs from the New York City Buildings and Fire Departments (including releases of the existing violations of record) on account of Items 2 and 3 of the Additional Work.

          3. In the event the Closing occurs, Seller agrees to and does hereby indemnify Purchaser from and against all costs, losses, damages and expenses made by the Government of Israel against Purchaser under Footnote 5 of Article 24 of their Lease on account of the delay in delivering possession of the seventeenth (17th) and eighteenth (18th) floors of the Building to the Government of Israel due to the holding over of the previous tenant (hereinafter called a "Late Delivery Claim"). Purchaser agrees to notify Seller within three
(3) business days after any Late Delivery Claim made by the Government of Israel for which indemnity will be sought under this paragraph 3 and further agrees that Seller shall have the right to defend such Late Delivery Claim using counsel selected by Seller, and in no event shall such Late Delivery Claim be settled without Seller's prior written consent. Upon performance by Seller under the foregoing indemnity, Seller shall be subrogated to all rights of Purchaser against the Government of Israel on account of the claim so indemnified. Purchaser agrees to cooperate with Seller to the extent reasonably required by Seller in connection with any defending Late Delivery Claim. Within ten (10) days after delivery to Purchaser of a written instrument signed by the Government of Israel confirming that the Government of Israel has no further Late Delivery Claim (or has waived any further Late Delivery Claim), Purchaser shall confirm in writing to Seller that Seller's obligations with respect to this paragraph 3 have been satisfied. The provisions of this paragraph 3 shall survive the Closing.

          4. Except as provided herein, the Contract remains unmodified and in full force and effect

          5. This Amendment cannot be changed, modified, discharged or terminated by any oral Amendment or any other Amendment unless the same is in writing and signed by the party against whom enforcement of the change, modification, discharge




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or termination is sought.  Neither Seller nor Purchaser has made representations of any kind with respect to the subject of this Amendment except as the same may be expressly set forth in this Amendment.

          6. This Amendment and its interpretation and enforcement shall be governed by the laws of the State of New York.

          7. This Amendment shall be binding on the successors and assigns of the parties hereto.

          8. The provisions of this Amendment are for the sole benefit of the parties to this Amendment and their successors and permitted assigns and shall not give rise to any rights by or on behalf of anyone other than such parties and no party is intended to be a third party beneficiary hereof.

          9. This Amendment may be executed in separate counterparts, which, together, shall constitute one and the same fully executed Amendment. Seller and Purchaser may rely upon any telecopy (fax) of an original executed counterpart of this Amendment or any photocopy thereof that may be delivered to either of them or to their respective counsel.





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     IN WITNESS WHEREOF, the parties have caused this Amendment to be signed as of the day and year first above written.

                              SELLER:

                              MASSACHUSETTS MUTUAL LIFE  INSURANCE COMPANY

                              By:  Cornerstone Real Estate Advisers, Inc.,
                                      Its Agent

                                   By:   /s/ Elena M. Walsh
                                        ---------------------------
                                        Name: Elena M. Walsh
                                        Title: Vice President


                              PURCHASER:

                              AMPAL REALTY CORPORATION


                              By:  /s/ Lawrence Lefkowitz
                                   ------------------------------
                                   Name: Lawrence Lefkowitz
                                   Title: President





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